Stock Sales Agreement

THIS STOCK SALES AGREEMENT dated on the 5th day of October 2005

BETWEEN:

Value Global International Ltd of
P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola , British Virgin Islands
( the ‘Seller’)

OF THE FIRST PARTY

-AND-

Galaxy View International Ltd. of
14/F, Ren Min Building, No.6002, Shen Nan Road
Fu Tian District, Shenzhen, P.R.C
( the ‘Buyer’)

OF THE SECOND PARTY

RECITALS:

WHEREAS, Seller held 1,222,065 shares of the restricted stock of China Digital Communication Group, which is U.S public company listed on NASDAQ Bulleting Board with Tickle “CHID”.

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Sellers, and, the Shares for the consideration specified and subject to the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I
SALES OF SHARES

1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the date of the agreement been signed by both parties , Sellers will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Sellers.

1.2 CONSIDERATION FROM BUYER AT EXECUTION/CLOSING. Buyer will accept the Shares and pay for the Shares according to 5% of discount of the closing high bid price for CHID Common Stock as reported on the NASDAQ OTCBB Market for the date of October 5th, 2005, which was $0.475/share, with the sum of $580,480.87 USD, paid as follow:

a.	down payment of $ 290,240.43 by cash no late than Dec 31,2005; and
b.	the remainder of the purchase price by cash as required no late than March. 31st, 2006.

ARTICLE II
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants that:

2.1  Seller is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Island and has all necessary corporate power to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires Seller to be qualified in any jurisdiction other than British Virgin Island.

2.2  The execution and delivery of this Agreement by the Company has been duly authorized by the Seller's Board of Directors and constitutes a valid and binding agreement of selling Party, enforceable in accordance with its terms.

2.3  The documents of Stock Sale Transaction provided by Seller to Buyer are genuine and legal.

2.4  Seller has received no notice of any violation of any law, order, rule, regulation, write, injunction or decree of any governmental authority or court, domestic or foreign, and, to the best of seller's knowledge, there are no such violations. In addition, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation.

2.5  Seller has 100% ownership on the stocks which will sell, transfer and deliver to Buyer in accordance with the terms in this agreement, and will not be retrieved by any third parity.

2.6  Seller will coordinate with Buyer to complete the process of transferring the Shares specified in this agreement.

ARTICLE III
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants that:

3.1 Buyer is a corporation duly organized, existing and in good standing under the laws of British Virgin Island.

3.2 The execution and delivery of this Agreement and the consummation of the transaction by Buyer have been duly authorized and no further corporate authorization is necessary on the part of Buyer.

3.3 Buyer has financial ability to execute the agreement.

ARTICLE IV
TAX

4.1 Seller and Buyer both acknowledge the sufficient of this consideration. In addition to the purchase price specified in the Agreement, the amount of any tax applicable to the sale of the stocks will be paid by the parties respectively according to the related law or regulation, or split by both parties if without any law or regulation.

ARTICLE V
MODIFICATION: WAIVER

5.1 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties and their agents and representatives. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

5.2 All notices, changes, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller at:	Value Global International Ltd
P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola , British Virgin Islands

To Buyer at:	Galaxy View International Ltd. of
14/F, Ren Min Building, No.6002, Shen Nan Road
Fu Tian District, Shenzhen, P.R.C

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE VI
CONFIDENTIALITY

6.1 Before the closing date, besides required under applicable securities regulations, both parties will treat this Agreement, and the transactions contemplated hereby, as confidential, and will not issue any press release or otherwise provide any information regarding such transactions to third party.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDY

7.1  Each Party has obligation to execute the agreement, in the events of default under the Agreement, the default party has to take all the breach obligation for the non-default party.

7.2  Since the date of the agreement been signed by both parties, Seller shall not sell the stocks specified in the agreement to the third party or secondary market without the consent of Buyer, or Buyer has the right to charge the penalty fine of the sum of this transaction of $580,480.87 USD.

7.3  Since the date of the agreement been signed by both parties, Buyer shall not default Or terminate the agreement without the consent of Seller, or Seller has the right to charge the penalty fine of the sum of this transaction of $580,480.87 USD.

ARTICLE VIII
GOVERNING LAW

8.1    In case of disputes, both parties shall negotiate to resolve differences.

8.2    If there is a disagreement of dispute between the parties with respect to this agreement of the interpretation thereof, such disagreement of dispute will be referred to binding arbitration to be conducted by a single arbitrator pursuant to the provisions of Hong Kong . The Chinese version of this agreement shall be the only version to be interpreted by law.

ARTICLE XIV
MISCELLANEOUS

9.1  Any addendum or modification to this agreement shall follow the rule of most recent one overriding the older one.

9.2  This agreement shall take effect after both parties or their designates sign their names and stamp valid stamps.

9.3  This agreement shall be triplicate, every copy has the same legal right.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Seller : Value Global International Ltd

Legal rep. (agent):  Zhiyong Xu

Sign (Seal):  /s/ Zhiyong Xu

Buyer: Galaxy View International Ltd.

Legal rep. (agent):  Dehe Xu

Sign (Seal): /s/ Dehe Xu